J.P. MORGAN INSTITUTIONAL INVESTMENTS INC.

SALES AGREEMENT

This Agreement is entered into between the financial institution executing this Agreement (“Financial Intermediary”) and J.P. Morgan Institutional Investments Inc. (“JPMII”) with respect to each of the closed-end management investment companies registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”), listed on Exhibit A hereto (each, a “Fund” and collectively, the “Funds”) for whose shares (“Shares”) JPMII serves as Distributor and for whom JPMII provides distribution services.

A.	Financial Intermediary.

1.	Status of Financial Intermediary.

Financial Intermediary represents and warrants to JPMII:

(i)

That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934, as amended (“Exchange Act”); that it is registered with the SEC pursuant to Section 15 of the Exchange Act; that it is a member of the Financial Industry Regulatory Authority (“FINRA”) or, in the alternative, that it is a foreign dealer not eligible for membership in FINRA but nevertheless agrees to abide by all the rules and regulations of the SEC and FINRA which are binding upon underwriters and dealers in the distribution of securities of investment companies; that its customers’ accounts are insured by the Securities Investors Protection Corporation (“SIPC”); and that, during the term of this Agreement, it will abide by all of the rules and regulations of FINRA including, without limitation, FINRA Conduct Rules, and all applicable federal or state law, rule or regulations under state and federal law (“Applicable Law”). Financial Intermediary agrees to notify JPMII immediately in the event of (1) the termination of its coverage by SIPC, (2) its expulsion or suspension from FINRA or any foreign equivalent, (3) its being found to have violated any Applicable Law arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement or (4) any other event or action related to registration, whether voluntary or involuntary, which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Financial Intermediary’s expulsion from FINRA or any foreign equivalent will automatically terminate this Agreement immediately without notice. Suspension of Financial Intermediary from FINRA for violation of any Applicable Law will terminate this Agreement effective immediately upon JPMII’s written notice of termination to Financial Intermediary; or

(ii)

That it is a bank, as that term is defined in Section 3(a)(6) of the Exchange Act, that engages in activities described in Section 3(a)(4) of the Exchange Act and that, during the term of this Agreement, it will abide by the rules and regulations of those state and federal authorities with appropriate jurisdiction over the Financial Intermediary. Financial Intermediary agrees to notify JPMII immediately of any action by or communication from state or federal banking authorities, state securities authorities, the SEC, or any other party which may affect its status as a bank or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Any action or decision of any of the foregoing regulatory authorities or any court of appropriate jurisdiction which affects Financial Intermediary’s ability to act in accordance with the terms of this Agreement, including the loss of its exemption from registration as a broker, will terminate this Agreement effective upon JPMII’s written notice of termination to Financial Intermediary; and

(iii)	That Financial Intermediary is registered with the appropriate securities authorities in all states, territories and jurisdictions in which its activities make such registration necessary;

(iv)	That it will maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Fund so as to enable the Shares to be traded through the Depository Trust Clearing Corporation’s (“DTCC”) Mutual Fund Settlement Entry and Registration Verification system (“Fund/SERV”), and/or the DTCC’s Networking system (“Networking”), Financial Intermediary has executed and filed with the DTCC the standard Networking agreement;

(v)

process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by Financial Intermediary by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Financial Intermediary;

(vi)	issue instructions to the Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

(vii)

provide account and transaction information from the affected Fund’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers and maintain shareholder accounts through Networking; and

(viii)

and all representations, warranties and covenants made in this Agreement shall remain true and correct throughout the duration of the Agreement, and if any such representations, warranties or covenants ceases to be true and correct, Financial Intermediary will promptly inform JPMII of any such occurrence.

2.	Financial Intermediary Acts as Agent for its Customers.

The parties agree that in performing its services under this Agreement:

(a)

Financial Intermediary is acting as agent for its customer and covenants and agrees to comply with all applicable terms and conditions of the Registration Statement, as defined below, except that in connection with orders for the purchase of Shares on behalf of any IRAs, 401(k) plans or other retirement plan accounts, by mail, telephone, or wire, Financial Intermediary shall agree it acts as agent for the custodian or trustee of such plans;

(b)	The customer is for all purposes the customer of Financial Intermediary;

(c)	Each transaction is initiated solely upon the order of the customer;

(d)	As between Financial Intermediary and its customer, the customer will have full beneficial ownership of all Shares;

(e)	Each transaction shall be for the account of the customer and not for Financial Intermediary’s account;

(f)	Each transaction shall be without recourse to Financial Intermediary provided that Financial Intermediary acts in accordance with the terms of this Agreement;

(g)

Except for the limited purpose of receiving orders to purchase, redeem, tender or repurchase (as applicable) or exchange Shares (“Orders”) for Share transactions from its customers as described in Section B. of this Agreement Financial Intermediary shall have no authority to act as agent for JPMII or the Funds;

(h)

Financial Intermediary acknowledges that the Fund will make Repurchase Offers (as defined below) from time to time as described in the Prospectus and Section B.1 of this Agreement. Financial Intermediary acknowledges that such Repurchase Offers represent the only expected liquidity opportunity for holders of Shares; and

(i)

Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement contemplates or requires that JPMII provide any services, deal directly with or give any recommendations to any retail customer or retail investor for purposes of SEC Regulation Best Interest or Form CRS, it being understood and agreed between and among the parties that JPMII will act only as a wholesale distributor for Funds through third-party dealers and selling agents, which will deal with such retail customers or retail investor.

B.	Sales of Fund Shares.

1.	Offer and Sale of Shares

Financial Intermediary will offer and sell Shares only in accordance and in compliance with the terms and conditions of the applicable current prospectus (“Prospectus”) and Statement of Additional Information (“SAI,” and together with the Prospectus, the “Registration Statement”) and applicable rules, regulations and requirements. Financial Intermediary will make no representations concerning any Shares not included in the Registration Statement or in any authorized supplemental sales material supplied to Financial Intermediary by JPMII or the Funds. Financial Intermediary agrees to deliver to each of its customers making purchases of Shares, prior to the time of sale, a copy of the Prospectus and a fee disclosure statement, including relating to any Financial Intermediary-charged commissions. Financial Intermediary agrees to record on the order the date and time on which the order for the purchase or sale of Shares was received by Financial Intermediary, and to forward promptly such orders to JPMII in time for processing at the public offering price next determined after receipt of such orders by Financial Intermediary, in each case as described in the Prospectus.

Financial Intermediary acknowledges that the Fund has adopted, pursuant to Rule 23c-3 under the Investment Company Act, a fundamental policy, which cannot be changed without shareholder approval, requiring the Fund to offer to repurchase at least 5% and up to 25% of its Shares at net asset value on a quarterly basis (“Repurchase Offers”). Repurchase of Shares will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and the Prospectus less any applicable repurchase fee permitted by Rule 23c-3 under the Investment Company Act. Financial Intermediary agrees to promptly transmit to its customers any Repurchase Offer notification received from JPMII within the time period specified in the Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the Prospectus or such notification. Financial Intermediary expressly acknowledges and agrees that Shares will not be repurchased by either the Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or JPMII, and that no secondary market for the Shares exists currently or is expected to develop, and therefore that the Shares have very limited liquidity and are appropriate only as a long-term investment. Financial Intermediary also expressly acknowledges and agrees that, in the event one or more of its customers cancel their order for Shares after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through JPMII. Any representation as to a Repurchase Offer or other tender offer by the Fund, other than that which is set forth in the Prospectus or a Repurchase Offer notice issued by the Fund, is expressly prohibited.

2.	Execution of Orders for Purchase and Repurchase of Shares.

(a)

All accepted Orders for the purchase of any Shares shall be executed at the next determined public offering price per share (i.e., the net asset value per share plus the applicable initial sales load, if any) and all accepted Orders for the redemption, tender or repurchase (as applicable) of any Shares shall be executed at the next determined net asset value per share, in each case as described in the Registration Statement. Any applicable deferred sales charge, redemption fee, liquidity fee or similar charge or fee will be deducted by the Funds prior to the transmission of the redemption proceeds to Financial Intermediary or its customer. JPMII and the Funds reserve the right to reject any purchase request in their sole discretion.

The execution of all Orders for Share transactions will be subject to the terms of the Registration Statement and JPMII’s written instructions to Financial Intermediary from time to time, and if executed through Fund/SERV, the DTCC’s rules and procedures. Specifically, the Financial Intermediary certifies that:

(i)

all Orders received by Financial Intermediary or its “Correspondents” (as defined in Section B.2.(f) below) prior to the close of a Fund (each close of a Fund, a “Market Close”) on any day that a Fund is open for business (“Day 1”) will be electronically transmitted to the Funds on the next day that the Fund is open for business (“Day 2”) (such Orders are referred to as “Day 1 Trades”); and

(ii)

all Orders received by Financial Intermediary or its Correspondents after the final Market Close on Day 1, but prior to the final Market Close on Day 2 (“Day 2 Trades”) will be electronically transmitted to the Funds on the second day that the Fund is open for business following Day 1.

(iii)

Where Financial Intermediary serves as a Fund’s agent for the purpose of receiving Orders, Orders that the Financial Intermediary does not transmit to the Fund before the time set forth above may be, in the Fund’s discretion, adjusted by transactions on an as-of basis, provided, however, that any cost or loss to the Fund, JPMII or their affiliates of such transactions shall be borne exclusively by the Financial Intermediary, including without limitation, damages, costs, or expenses resulting from errors in calculating the Fund’s NAV, reprocessing of the Fund’s Orders, or the payment of dividends by the Fund.

(b)

Day 1 Trades will be effected at the net asset value per share next calculated by the Fund following receipt of the trade by the Financial Intermediary or its Correspondents on Day 1, and Day 2 Trades will be effected at the net asset value per share next calculated by the Fund following receipt of the trade by Financial Intermediary or its Correspondents on Day 2. Dividends shall accrue as set forth in the applicable Registration Statement.

(c)

Upon JPMII’s reasonable request, Financial Intermediary agrees to promptly provide JPMII with information separating customer Orders received before and after a designated Market Close in Order for JPMII to validate the timing of Financial Intermediary’s receipt of Orders.

(d)

The Financial Intermediary agrees that neither the Funds, JPMII nor any of their affiliates or agents will have any responsibility or liability to review any purchase, redemption or repurchase request which is presented by Financial Intermediary (i) to determine whether such request is genuine or authorized by the Financial Intermediary’s customer or (ii) to determine the suitability of a particular Fund or class of Shares for such customer. The Funds, JPMII and their affiliates and agents will be entitled to rely conclusively on any purchase or redemption request communicated to the Funds by Financial Intermediary, and will have no liability whatsoever for any losses, claims or damages to or against Financial Intermediary or any of its customers resulting from the failure of Financial Intermediary to transmit any such request, or from any errors contained in any request.

(e)

Payments for Shares shall be made as specified in the Registration Statement. If payment for any purchase Order is not received in accordance with the terms of the Registration Statement, JPMII reserves the right, without notice, to cancel the sale and to hold the Financial Intermediary responsible for any loss sustained as a result thereof, including loss of profit.

(f)

Financial Intermediary confirms that it will be considered the Funds’ agent for the sole purpose of receiving purchase, redemption or repurchase Orders from its customers and transmitting them to the Funds. Financial Intermediary may authorize such intermediaries as it deems appropriate (“Correspondents”) to receive Orders on the Funds’ behalf. Financial Intermediary shall be liable to the Funds for each Correspondent’s compliance with applicable regulations, requirements and this Section B.2. to the same extent as if Financial Intermediary itself had acted or failed to act instead of the Correspondent.

(g)

Financial Intermediary agrees to maintain records of all purchases and sales of Shares made through Financial Intermediary for at least the period required under Applicable Law and to furnish JPMII with copies of such records upon its request and, upon request from a regulatory authority or as required under Applicable Law, to furnish such regulatory authority with copies of such records.

(h)	Financial Intermediary certifies that it will at all times follow Applicable Law in connection with the handling of Orders for transactions in the Funds, including, without limitation:

(i)	Applicable rules under the Investment Company Act;

(ii)	The provisions of this Agreement; and

(iii)	the Registration Statement.

(i)	Financial Intermediary further certifies that it:

(i)

has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of Applicable Law and Registration Statement requirements with respect to late trading, market timing and abusive trading practices;

(ii)

has determined that each Correspondent has adopted and implemented and will monitor, on a continuous basis, its compliance with its own internal procedures reasonably designed to prevent violations of relevant law, regulation and Registration Statement requirements with respect to late trading, market timing and abusive trading practices;

(iii)	will provide information and further certification to JPMII or its designee to verify compliance with this Section B.2; and

(iv)

will cooperate in monitoring and enforcing the Fund’s market timing, late trading, and any redemption, tender or repurchase fee policies (as applicable) as set forth in the Registration Statement and such other policies established by the Fund from time to time.

3.	Shareholder Information.

(a) Financial Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) (if known), and transaction type (purchase, redemption, tender, repurchase, transfer, or exchange) of every purchase, redemption, tender, repurchase, transfer, or exchange of Shares held through a Financial Intermediary Fund Account during the period covered by the request.

(i)

Requests must set forth a specific period, not to exceed one year from the date of the request, for which transaction information is sought. A request may be ongoing and continuous (e.g., for each trading day throughout the year) or for specified periods of time. The Fund may request transaction information older than one year from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Fund for the purpose of eliminating or reducing market timing and abusive trading practices.

(ii)

(a) Financial Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 3(a). If requested by the Fund or its designee, Financial Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 3(a) is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 3(a) for those shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Financial Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the DTCC Standardized Data Reporting Format.

(iii)

The Fund agrees not to use the Shareholder information received from Financial Intermediary pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of Financial Intermediary.

(b) Financial Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through a Financial Intermediary Fund Account) that violate policies established for the purpose of eliminating or reducing market timing and abusive trading practices.

(i)

Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or the Financial Intermediary Fund Account(s) or other agreed upon information to which the instruction relates.

(ii)	Financial Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Financial Intermediary.

(iii)

Financial Intermediary must provide written confirmation to the Fund that instructions have been executed. Financial Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c) For purposes of this Section B.3 of the Agreement:

(i)

The term “Financial Intermediary Fund Account” means a direct or networked Shareholder account with the Fund maintained by Financial Intermediary or an omnibus account with the Fund maintained by Financial Intermediary.

(ii)	The term “Fund” includes the Funds, JPMorgan Distribution Services, Inc., J.P. Morgan Institutional Investments Inc., which is the Fund’s principal underwriter, and the Fund’s transfer agent.

(iii)

The term “Shares” means the interests of Shareholders corresponding to the securities of record issued by the Fund under the Investment Company Act that are held by or through a Financial Intermediary Fund Account.

(iv)

The term “Shareholder” means (i) the beneficial owner of Shares held by or through a Financial Intermediary Fund Account; (ii) a participant in an employee benefit plan owning Shares held by or through a Financial Intermediary Fund Account, notwithstanding that the employee benefit plan may be deemed to be the beneficial owner of Shares; and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by Financial Intermediary owning Shares held by or through a Financial Intermediary Fund Account.

(v)	The term “written” and/or “in writing” includes electronic writings and facsimile transmissions.

(vi)	The term “Financial Intermediary” shall mean a “financial intermediary” as defined in Rule 22c-2 under the Investment Company Act.

(vii)	The term “purchase” does not include the automatic reinvestment of dividends.

(viii)

The term “promptly” as used in Section 3(a)(ii) shall mean as soon as practicable but in no event later than ten business days from the Financial Intermediary’s receipt of the request for information from the Fund or its designee.

(d) If Financial Intermediary believes that a customer’s contact information has changed, JPMII may request such information from Financial Intermediary but has no obligation to do so. Financial Intermediary agrees that if Financial Intermediary or a customer does not provide to JPMII any changes in such customer’s account information, or if it or a customer fails to provide any backup documentation that JPMII reasonably requests to verify changes to a customer’s account information, then JPMII will continue to rely upon the account information without giving effect to any changes, and JPMII will have no liability whatsoever for continuing to rely upon such information.

4.	Multi-Class Distribution Arrangements.

Financial Intermediary understands and acknowledges that the Funds may offer Shares in multiple classes, and represents and warrants that it has established compliance procedures designed to ensure (i) that its customers are made aware of the terms of each available class of Shares, (ii) that each customer is offered only Shares that are suitable investments for such customer, (iii) that each customer is given the opportunity to obtain sales charge break points or other sales charge reductions and discounts (as applicable) as detailed in the Registration Statement, and (iv) proper supervision of its representatives in recommending and offering the Shares of multiple classes to its customers.

5.	Blue Sky.

JPMII will make available to Financial Intermediary, via DTCC’s Mutual Fund Service Profile II a list of the states or other jurisdictions in which Shares are eligible for sale, which list may be revised from time to time. Financial Intermediary agrees to sell or offer to sell Shares only in the states and other jurisdictions appearing on the most recent list made available by JPMII. Financial Intermediary will not knowingly accept or act upon any instructions to purchase Shares from a customer located outside the United States of America or for the account of any non-US person.

Financial Intermediary agrees to provide each Fund, each Fund’s transfer agent and/or other parties designated by them with an automated file in a form mutually agreeable to JPMII and Financial Intermediary, on a daily basis, containing information necessary for the Fund to make blue sky and other regulatory filings, including, without limitation: (1) the amount of sales by state or jurisdiction of residence for each Fund shareholder for which Financial Intermediary provides services under this Agreement; (2) information designating whether each sale is an initial or subsequent purchase; (3) social codes or other account type fields for each sale; and (4) such other information as is necessary to determine the amounts exempt from reporting under state law. For purposes of (1), if requested by JPMII, the Financial Intermediary shall, with respect to the sales for such shareholder, provide the amount of sales by state or jurisdiction of residence where the investment decision to invest in the Fund is made rather than where the shareholder is located to the extent Financial Intermediary has knowledge that the investment decision is made in a state other than the state or jurisdiction of residence of the shareholder.

6.	Initial Sales Loads Payable to Financial Intermediary.

(a)

On each purchase Order accepted by JPMII, Financial Intermediary will be entitled to receive the applicable percentage of the initial sales load, if any, as established by JPMII from the amount paid by Financial Intermediary’s customer. The initial sales loads for any Fund shall be those set forth in the Registration Statement. The portion of the initial sales load payable to Financial Intermediary may be changed at any time, at JPMII’s sole discretion, upon written notice to Financial Intermediary.

(b)

Orders may be settled by Financial Intermediary either (i) by payment of the full purchase price less an amount equal to Financial Intermediary’s applicable percentage of the initial sales load, or (ii) by payment of the full purchase price, in which case JPMII shall pay Financial Intermediary, not less frequently than monthly, the aggregate sales loads due to it on settled purchase Orders.

(c)

Based upon the settlement method chosen by Financial Intermediary, it shall be the obligation of Financial Intermediary to either (i) assess the appropriate initial sales load for each purchase Order and to forward the public offering price, net of the amount of the initial sales load to be reallocated to Financial Intermediary, to JPMII, or (ii) to provide JPMII with all necessary information regarding the application of the appropriate initial sales load to each purchase.

(d)

Sales charge reductions, discounts, and waivers may be available as provided in the Registration Statement. To obtain any such reductions, JPMII must be notified promptly when a transaction or transactions would qualify for the reduced charge and Financial Intermediary must submit information that is sufficient (in the discretion of JPMII) to substantiate qualification therefore. The foregoing shall include advising JPMII of any Letter of Intent signed by Financial Intermediary’s customer or of any Right of Accumulation available to such customer. If Financial Intermediary fails to so advise JPMII, Financial Intermediary will be liable for the return of any commissions plus interest thereon. Rights of Accumulation (including rights under a Letter of Intent) are available, if at all, only as set forth in the Registration Statement, and Financial Intermediary hereby authorizes any adjustment to its account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefor are not fulfilled.

(e)

In the event that Financial Intermediary notifies JPMII in writing that Financial Intermediary elects to waive the initial sales load, and if the Registration Statement permits such waiver, the initial load will not be assessed on the transaction.

(f)

Neither the Fund nor JPMII shall have any responsibility to correct the payment or assessment of an incorrect initial sales load due to the failure of the Financial Intermediary to fulfill the foregoing obligation.

(g)

Financial Intermediary acknowledges and agrees that the Fund may, upon thirty (30) days’ prior written notice to JPMII, suspend or eliminate the payment of any compensation or other Financial Intermediary compensation, by amendment, sticker, or supplement to the Prospectus for the Fund, except that the Fund may, without prior notice to JPMII, suspend or eliminate the payment of any compensation or other Financial Intermediary compensation, by amendment, sticker, or supplement to the Prospectus for the Fund in cases where such suspension or elimination is required (a) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, JPMII, or Financial Intermediary or (b) otherwise by operation of law. JPMII agrees to notify Financial Intermediary promptly upon receiving notice of any suspension or elimination of the payment of any compensation to JPMII or Financial Intermediary by the Fund.

(h)

Financial Intermediary will comply with FINRA Rule 2341, or any successor rule thereof. In accordance with FINRA Rule 2341, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Financial Intermediary under this Agreement to the extent payments made to Financial Intermediary and any other FINRA member in respect of distribution or sales services exceed, in the aggregate, (a) with respect to the front-end sales charge (as defined under FINRA Rule 2341) in connection with the sale of Shares pursuant to this Agreement, 3.25% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2 and (b) with respect to any asset-based, front-end, and deferred sales charge (as defined under FINRA Rule 2341), 6.25% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2; provided, however, that JPMII agrees that it will not take any action that would cause Financial Intermediary to receive, in respect of any customer, less than the Maximum Compensation in respect of such customer. For purposes hereof, “Maximum Compensation” means, in respect of any customer, the cumulative amount of asset-based, front-end and deferred distribution fees payable hereunder for so long as the customer remains an investor in the Fund, not to exceed in the aggregate the product of 6.25% multiplied by the aggregate offering price of the Shares received by the Fund in respect of such investor, in accordance with FINRA Rule 2341. Financial Intermediary represents that it is subject to FINRA Rule 2030 (the “Rule”). Financial Intermediary represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Financial Intermediary represents that neither it nor any of its Covered Associates (i.e., any general partner, managing member or executive officer of Financial Intermediary, as well as any person with a similar status or function, (ii) any associated person of Financial Intermediary who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Financial Intermediary who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Financial Intermediary or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Financial Intermediary from engaging in solicitation activities for compensation under the Rule (a “Triggering Contribution”). Financial Intermediary hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Financial Intermediary breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to JPMII of the nature of the Triggering Contribution or violation.

(i)

Financial Intermediary agrees that it will monitor on an ongoing basis the receipt of underwriting compensation, if any, set forth in the Prospectus in connection with the distribution of Shares and the rendering to customers in the Fund of ongoing investor and account maintenance services and will report thereon to JPMII no less frequently than quarterly. As used herein, “sales charges” means all amounts constituting sales charges under Rule 2341(b)(8) of the FINRA Rules.

(j)

No portion of the compensation paid to Financial Intermediary by JPMII hereunder shall be remitted or otherwise paid to any third party by Financial Intermediary without the prior written consent of JPMII, which consent may be withheld in JPMII’s sole discretion. Except as noted in this Agreement, Financial Intermediary will not accept any direct or indirect compensation from any person or entity other than as set forth in this Section B.6 in connection with the offer or sale of Shares without the prior written agreement of JPMII.

7.	Contingent Deferred Sales Charges and Advance Commissions Payable to Financial Intermediary.

(a)

Upon the purchase of certain Shares, JPMII will pay Financial Intermediary an advance commission as described in the Fund’s Registration Statement. This amount is not to be considered an initial sales load and will not be deducted from the public offering price of the Shares. A contingent deferred sales charge (“CDSC”) will be assessed upon the repurchase of Shares held for less than a specified time period, as described in the Registration Statement.

(b)

In the event that Financial Intermediary notifies JPMII in writing that Financial Intermediary elects to waive such advance commission, and if the Fund’s Registration Statement permits such a waiver, the advance commission will not be paid and the CDSC will not be charged upon the repurchase of the relevant Shares. Neither the Fund nor JPMII shall have any responsibility to correct the assessment of an incorrect CDSC due to the failure of the Financial Intermediary to fulfill the foregoing obligation.

(c)

In the event that Financial Intermediary maintains an omnibus account with the Funds’ transfer agent, Financial Intermediary must be able to account for share ownership periods used in calculating the CDSC in order to receive advanced commissions from JPMII.

C.	Distribution Services and Fees.

1.	Agreement to Provide Distribution Services.

JPMII hereby appoints Financial Intermediary to furnish sales and marketing services to its customers who invest in and own Shares that pay a distribution fee under distribution plans adopted by the Funds pursuant to Rule 12b-1 under the Investment Company Act (“Rule 12b-1 Fees”).

2.	Asset-Based Sales Loads Payable to Financial Intermediary.

During the term of this Agreement, JPMII will pay Financial Intermediary Rule 12b-1 Fees as set forth in the Registration Statement. JPMII may, in its sole discretion, reduce the amount of, or eliminate entirely, Rule 12b-1 Fee payments. In addition, Rule 12b-1 Fees may be reduced or eliminated at any time if the distribution plans under which the fees are paid are materially amended or terminated either by the Board of the Funds or by vote of a majority of the outstanding Shares. JPMII reserves the right not to pay Rule 12b-1 Fees to Financial Intermediary if Financial Intermediary’s 12b-1 Fee payments for a given month are deemed to be de minimis.

JPMII currently adheres to a $25.00 de minimis threshold, but reserves the right to change that threshold from time to time. Fees are paid on assets held in accounts on the Fund’s Transfer Agency system where the Firm is listed as dealer of record.

For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate pro-ration of Rule 12b-1 Fee payment on the basis of the number of days that this Agreement is in effect during the period.

D.	Networking.

If the parties plan to participate in Networking, each agrees to do so pursuant to the standard Networking agreement it has executed and filed with the DTCC and the DTCC’s rules and procedures.

E.	Delivery of Prospectuses and Reports to Customers.

Financial Intermediary will forward or cause to be forwarded to customers the Funds’ current effective prospectus, currently effective SAI, periodic financial reports, proxy materials and other Fund communications as required to be delivered to, or received by, customers under Applicable Law or as reasonably requested by JPMII or a Fund. Financial Intermediary shall respond to requests for a Prospectus, SAI, currently effective annual report or currently effective semi-annual report made by a customer directly to Financial Intermediary with the documents that JPMII or a Fund has provided to it hereunder, including any applicable supplements, as required under Applicable Law. Unless instructed by JPMII or a Fund to the contrary, Financial Intermediary may consolidate or utilize “household” mailing for the delivery of the above-described materials where permissible under, and in accordance with, Applicable Law, and, unless instructed by JPMII or a Fund to the contrary, the delivery of the materials may be accomplished via electronic means, so long as the methodologies utilized by Financial Intermediary comply with Applicable Law relating to the delivery and receipt of such materials, including, but not limited to, that Financial Intermediary received informed consent from all applicable shareholders permitting the method and manner of such use, and Financial Intermediary maintains, and agrees to provide to JPMII or a Fund upon request, records of each such delivery.

F.	Indemnification.

1.

Financial Intermediary shall indemnify and hold harmless JPMII, each Fund, the transfer agent of the Funds, and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(a)	any breach by Financial Intermediary of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(b)

any actions or omissions of JPMII, any Fund, the transfer agent of the Funds, and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Financial Intermediary; and

(c)

any willful misconduct or negligence (as measured by industry standards) of Financial Intermediary, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

2.

JPMII shall indemnify and hold harmless Financial Intermediary and its subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(a)	any breach by JPMII of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(b)

any alleged untrue statement of a material fact contained in any Fund’s Registration Statement or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(c)

any willful misconduct or negligence (as measured by industry standards) of JPMII, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

3.

Neither JPMII nor Financial Intermediary shall be liable for special, consequential or incidental damages. The indemnification provided for hereunder shall be in addition to any liability, which the parties may otherwise have.

4.

The agreement of the parties in this Section F. to indemnify each other is conditioned upon the party entitled to indemnification (“Indemnified Party”) giving notice to the party required to provide indemnification (“Indemnifying Party”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Section F.4. shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party’s interest are actually prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

5.	The provisions of this Section F shall survive the termination of this Agreement.

G.	Confidentiality.

1.

Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans or product development, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agents or representatives during the term of this Agreement (the “Proprietary Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees that should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (ii) with the written consent of the other party; or (iii) as required by law or judicial process, or as requested by any governmental agency or regulatory authority. Proprietary Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference to, or reliance upon, Proprietary Information. In the event that a party (“disclosing party”) is requested or required by law to disclose any Proprietary Information, the disclosing party shall provide the other party (“non-disclosing party”) with prompt written notice, unless notice is prohibited by law, of any such request or requirement so that the non-disclosing party may seek a protective order or other appropriate remedy; provided that no such notification shall be required in respect of any disclosure to any governmental agency or regulatory authority having jurisdiction over the disclosing party or its affiliates.

2.

All information, including “nonpublic personal information” as that term is defined in Regulation S-P, relating to shareholders of the Funds who are customers of Financial Intermediary are and shall remain the sole property of the Funds and the Financial Intermediary and shall not be disclosed to or used by the Funds, the Financial Intermediary, JPMII, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Funds or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section G shall not prohibit the Financial Intermediary, the Funds, JPMII, or any of their affiliates from utilizing the names of customers of Financial Intermediary for any purpose if the names are obtained in any manner other than from Financial Intermediary pursuant to this Agreement.

3.	If applicable, Financial Intermediary will deliver the Funds’ privacy policy as required by Regulation S-P.

4.	The provisions of this Section G shall survive the termination of this Agreement.

H.	Anti-Money Laundering Program.

Financial Intermediary represents that it has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the (i) verification of the identity of its customers and the source of the customers’ funds, and (ii) reporting of any suspicious transactions in a customer’s account. Financial Intermediary agrees to cooperate with JPMII to satisfy JPMII’s AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Financial Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Funds and/or JPMII with any requested information about its customers and their Fund accounts in the event that the Funds and/or JPMII shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

I.	ERISA.

Financial Intermediary acknowledges and agrees that when JPMII engages in marketing and sales activities with Financial Intermediary pursuant to this Agreement (i) JPMII does not acknowledge that it is a fiduciary (“Fiduciary”) within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to any Customer of Financial Intermediary the assets of which are subject to regulation under Title I of ERISA and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (including any assets of Financial Intermediary’s customer that are held in an investment contract, product or entity that are deemed to hold plan assets subject to such regulation as determined pursuant to Section 3(42) of ERISA and the regulations promulgated thereunder) (collectively, “Plan Investors”); (ii) JPMII specifically disclaims such Fiduciary status whether or not JPMII participates in any arrangement in which a Plan Investor or its representatives may be present, as requested by or at the direction of Financial Intermediary; and (iii) JPMII does not recommend the use of any Fund to a specific Plan Investor or category of Plan Investors. In addition, Financial Intermediary acknowledges and agrees that Financial Intermediary is a fiduciary under ERISA and is responsible for evaluating the investment risks, including the investment program contemplated by this Agreement, and it exercised independent judgment in connection with its decision to appoint JPMII as set forth herein.

To the extent Shares are purchased by Financial Intermediaries’ customers through a defined contribution plan subject to Title I ERISA (a “Plan”): (i) the arrangements provided for in this Agreement will be disclosed to the Plan(s) through their representatives and; (ii) Financial Intermediary represents and warrants that its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

J.	Miscellaneous.

1.	Use of Names.

Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Funds in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Financial Intermediary may identify the Funds in a listing of funds offered by Financial Intermediary.

2.	Security Against Unauthorized Use of Funds’ Recordkeeping Systems.

Financial Intermediary agrees to provide such security as is necessary to prevent any unauthorized use of the Funds’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Funds or JPMII, (b) a networking/data access arrangement or (c) computer hardware or software provided to Financial Intermediary by JPMII.

3.	Certification of Customers’ Taxpayer Identification Numbers.

Financial Intermediary agrees to obtain any taxpayer identification number certification from its customers required under the Code and any applicable U.S. Treasury regulations, and to provide JPMII, or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding. Financial Intermediary will not knowingly accept or act upon any instruction to purchase Shares from a customer located outside the United States of America or for the account of any non-US person unless otherwise agreed by the parties.

4.	Notices.

(a)	Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by:

(i)	personal delivery;

(ii)	postage prepaid, registered or certified United States first class mail, return receipt requested;

(iii)	overnight courier services; or

(iv)	facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein).

(b)	Unless otherwise notified in writing, all such notices shall be given or sent to the other party at the address on the signature page hereof, Attention: President, or by email.

5.	Records.

Financial Intermediary will maintain all records (1) required to be kept by state and federal law, regulation or rules relating to the provision of the services contemplated under the Agreement, (2) necessary or appropriate to demonstrate its compliance with the terms and conditions of the Registration Statement or the Agreement, or (3) necessary to make required regulatory reports. Upon the request of JPMII, a Fund or their authorized agents, Financial Intermediary shall provide any current annual reports on internal controls prepared by an independent auditor pursuant to either Statement for Attestation Engagements No. 18 (“SSAE 18”) (or any successor provision) or the Financial Intermediary Controls and Compliance Assessment (“FICCA”), and such other similar or related documents as reasonably requested (collectively, “Audit Documents”). Financial Intermediary acknowledges that JPMII or the Funds may use a third party vendor to review and assess the contents of the Audit Documents, and, notwithstanding anything herein to the contrary, Financial Intermediary consents to JPMII and the Funds sharing such Audit Documents with the third party vendor.

6.	Delegation of Duties.

Either party may employ an affiliate or a third party to perform any services required to enable the party to perform its functions under this Agreement. The delegating party will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the delegating party of any of its obligations under this Agreement. The delegating party agrees that it remains liable to the other party for an affiliate’s or third party’s compliance with this Agreement, applicable regulations and requirements to the same extent as if the delegating party itself had acted or failed to act instead of the affiliate or third party.

7.	Effective Date, Amendment and Termination.

(a)

This Agreement shall become effective as of the date executed by both parties. This Agreement supersedes any other agreements between the parties with respect to the offer and sale of Shares and other matters covered herein.

(b)

This Agreement shall continue in effect, with respect to Rule 12b-1 Fees payable by each Fund, until one year following the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of the Funds, including a majority of the members of the Board of the Funds who are not interested persons of the Funds cast in person at a meeting called for that purpose or pursuant to exemptive relief.

(c)

This Agreement may be amended by JPMII from time to time by the following procedure. JPMII will mail a copy of the amendment to Financial Intermediary’s address, as shown below. If Financial Intermediary does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Financial Intermediary’s objection must be in writing and be received by JPMII within such thirty days.

(d)	Notwithstanding the foregoing, this Agreement may be terminated as follows:

(i)

at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of the Funds who are not interested persons of the Funds or by a vote of a majority of the outstanding voting Shares as defined in the Investment Company Act on not more than sixty (60) days’ written notice to the parties to this Agreement;

(ii)

automatically in the event of the Agreement’s assignment as defined in the Investment Company Act, upon the termination of the Distribution Agreement between the Funds and JPMII, or upon the termination of the applicable distribution plan(s); and

(iii)	by any party to this Agreement without cause by giving the other party at least thirty (30) days’ written notice.

(e)	The termination of this Agreement with respect to any one Fund will not cause the Agreement’s termination with respect to any other Fund.

8.	Incorporation of Exhibit A

Financial Intermediary and JPMII agree that the attached Exhibit A is incorporated into and made a part of this Agreement and all references herein to the Agreement shall include such Exhibit.

9.	Authorization.

Financial Intermediary and JPMII each represents to the other (i) that it has the requisite authority to enter into and perform its responsibilities under this Agreement; and (ii) that this Agreement constitutes its valid and binding obligation.

10.	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York.

11.	Counterparts; Severability.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that one or more provisions of this Agreement shall be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain and continue in full force and effect. Facsimile or electronic PDF transmissions of any executed original document and/or retransmission of any executed facsimile or electronic PDF transmission shall be deemed to be the same as the delivery of an executed original. For the avoidance of doubt, a party’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such party and shall bind such party to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. Any party executing and delivering this Agreement by an Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement, as may be reasonably requested by JPMII.

J.P. MORGAN INSTITUTIONAL INVESTMENTS INC.

FINRA CRD Number: 102920

Street Address:

383 Madison Avenue

New York, NY 10179

By:

Name:

Title:

Date:

Financial Intermediary Name                    FINRA CRD Number

(Please Print or Type)

Address

City:                    State           Zip Code

Phone:                  Fax: ______________________________________

By:

  Authorized Signature

Title

Print Name or Type Name

Dated

Wire Instructions:

Bank Name: ______________________________________________________________________________________________

Account Name: ____________________________________________________________________________________________

ABA Routing Number: ______________________________ Account Number: ______________________________

FFC: ____________________________________________

Additional reference details to include in the wire: _________________________________________________________________

Email address(es) per payment confirm statements to be sent: _______________________________________________________

EXHIBIT A

FUNDS

JPMorgan Credit Markets Fund